                                                                    Exhibit 12.1

                           DEVON ENERGY CORPORATION
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                          Year Ended December 31,
                                                       Nine Months Ended    ----------------------------------------------------
                                                      September 30, 2000      1999        1998      1997      1996      1995
                                                      ------------------      ----        ----      ----      ----      ----
                                                                          (In Thousands, Except Ratios)
EARNINGS:
  Earnings (loss) before income taxes                       $705,111       (199,378)   (361,992)  (340,233)  247,689    77,868
  Add fixed charges (see below)                              131,748        111,360      75,376     61,139    56,115    43,902
                                                            --------      ---------    --------   --------   -------   -------

  Adjusted earnings (loss)                                  $836,859      $ (88,018)   (286,616)  (279,094)  303,804   121,770
                                                            --------      ---------    --------   --------   -------   -------
FIXED CHARGES:
  Interest expense                                           121,396       109,613       43,532     41,488    48,762    41,285
  Distributions on preferred securities of
    subsidiary trust                                               -         6,884        9,717      9,717     4,753         -
  Amortization of costs incurred in connection with
    the offering of the preferred securities of
    subsidiary trust                                               -           148          240        269        82         -
  Estimated interest component of operating lease
    payments                                                   7,944         7,869        5,783      3,805     2,319     2,310
  Deferred effect of changes in foreign currency
    exchange rate on subsidiary's long-term debt               2,408       (13,154)      16,104      5,860       199       307
                                                            --------      ---------    --------   --------   -------   -------

  Fixed charges                                              131,748       111,360       75,376     61,139    56,115    43,902
                                                            --------      ---------    --------   --------   -------   -------

Ratio of earnings to fixed charges                              6.35         NA            NA         NA        5.41      2.77
                                                            --------                                         -------   -------

Insufficiency of earnings to cover fixed charges               NA          199,378      361,992    340,233      NA        NA
                                                                          ---------    --------   --------